Exhibit 2.1

The following constitutes the ruling of the court and has the force and effect therein described.

Signed May 4, 2016	United States Bankruptcy Judge

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE NORTHERN DISTRICT OF TEXAS

LUBBOCK DIVISION

In re: Positron Corporation Alleged Debtor.	§ § § §	Involuntary Case No. 15-50205-rlj11 Chapter 11 Proceeding

ORDER GRANTING MOTION TO DETERMINE ADEQUATE NOTICE
PROCEDURES FOR CERTAIN SHAREHOLDERS UNDER THE CIRCUMSTANCES

On this day, came on to be considered the Motion to Determine Adequate Notice Procedures for Certain Shareholders Under the Circumstances (the “Motion”), and the Court have considered the Motion and having found that the relief requested is in the best interest of the Debtor, creditors, parties in interest and the shareholders, hereby finds that this motion should be GRANTED.

Order Granting Motion To Determine Adequate Protection

IT IS THEREFORE ORDERED that Positron will file and serve a copy of the Notice of Deadline for Filing Objections to Joint Motion to Approve Agreed Structured Dismissal Pursuant to Bankruptcy Rule 9019 (the “Notice”) attached hereto as Exhibit “A” on all creditors, both secured and unsecured, of Positron, as well as serve the Notice on the 18 shareholders owning more than 70% of the issued and outstanding shares of Positron, and referred to herein as the Large Shareholders.

IT IS FURTHER ORDERED that Positron will file its required 8-K with the Securities and Exchange Commission; issue a press release with the information contained in the Notice attached hereto as Exhibit “A”, and post the Notice on its website.

IT IS FURTHER ORDEREDD that the notice procedures described herein as they relate to the Joint Motion to Approve Agreed Structured Dismissal Pursuant to Bankruptcy Rule 9019 are reasonable, adequate and sufficient under the circumstances.

###END OF ORDER###

APPROVED AS TO FORM AND CONTENT

AND ENTRY REQUESTED:

MULLIN HOARD & BROWN, L.L.P.

David R. Langston, TX SBN: 11923800

Brad W. Odell, SBN: 24065839

P. O. Box 2585

Lubbock, Texas 79408-2585

Tel: (806) 765-7491

Fax: (806) 765-0553

drl@mhba.com/bodell@mhba.com

By:	/s/David R. Langston

David R. Langston, SBN: 11923800

Brad W. Odell, SBN: 24065839

Attorneys for Positron Corporation

Order Granting Motion To Determine Adequate Protection

David R. Langston, SBN #11923800

Brad W. Odell, SBN #24065839

Mullin Hoard & Brown, LLP

P.O. Box 2585

Lubbock, TX 79408

Tel: 806-765-7491

Fax: 806-765-0553

drl@mhba.com

bodell@mhba.com

www.mullinhoard.com
Attorneys for Positron Corporation

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE NORTHERN DISTRICT OF TEXAS

LUBBOCK DIVISION

In re: Positron Corporation Alleged Debtor.	§ § § §	Involuntary Case No. 15-50205-rlj11 Chapter 11 Proceeding

NOTICE OF DEADLINE FOR FILING OBJECTIONS TO JOINT MOTION TO APPROVE

AGREED STRUCTURED DISMISSAL PURSUANT TO BANKRUPTCY RULE 9019

AND NOTICE OF FINAL HEARING

Please take notice that on May 2, 2016, Positron Corporation (“Positron”) and Petitioning Creditors, DX, LLC, Jason and Suzanne Kitten (the “Kittens”), Moress, LLC, and Posimed LLC, filed their Joint Motion to Approve Agreed Structured Dismissal Pursuant to Bankruptcy Rule 9019 [Docket #83] (the “Joint Motion”). The Motion seeks for the Court to approve the settlement agreement and structured dismissal agreement entered into between Positron and the Petitioning Creditors (collectively referred to herein as the “Parties”).

THE JOINT MOTION IS ON FILE WITH THE CLERK OF COURT, United States Bankruptcy Court, Northern District of Texas, Lubbock Division, 1205 Texas Avenue, 3rd Floor, Lubbock, Texas 79401, and is available for inspection by interested parties.

The basic terms of the Joint Motion are as follows:

1.	The attorneys for the Petitioning Creditors and the attorneys for Positron Corporation (collectively the “Attorneys”), will draft and file a Motion to Approve Structured Dismissal Agreement pursuant to Bankruptcy Rule 9019 (“Motion”), to be filed, and appropriate notice of opportunity to object as well as notice of hearing, sent to all creditors, parties in interest, and shareholders of Positron. Such Motion is to be filed and the notice mailed no later than Monday, May 2, 2016. Any and all reasonable and necessary costs and expenses associated with providing appropriate notice and opportunity for hearing to creditors, parties in interest and shareholders shall be treated as an administrative expense, and paid from the proceeds realized from the sale of the real property to be sold as herein provided. Notwithstanding anything herein to the contrary, the total of all administrative expenses shall not exceed 50% of the sales price of the Westmont, Illinois, building.

2.	The Structured Dismissal Agreement will provide for a structured dismissal of the above-referenced bankruptcy case and include the following terms:

a.	Once the order approving the Motion is final and non-appealable, Positron will purchase any and all shares of stock in Positron owned by Cecil O’Brate for the total consideration of $100,000. It is understood and agreed the amount of stock owned by Cecil O’Brate and to be conveyed to Position Corporation pursuant to this agreement comprises approximately 23% of the issued and outstanding shares of Positron. As consideration for this purchase, Positron Corporation will execute a promissory note payable to Cecil O’Brate in the amount of $100,000, payable at 4.5% interest in 12 monthly installments of $8,537.85 each. Such promissory note will be secured by any and all shares of stock in Positron which are the subject of this conveyance, and appropriate loan documents and necessary stock pledge agreements will be executed by Position in order to collateralize the note. Upon payment in full of the promissory note, the stock pledge agreements shall be cancelled and Positron will own the stock free and clear of any and all encumbrances claimed by Cecil O’Brate. Said loan documents shall call for the application of Texas law, and shall provide for the exclusive venue for any dispute to lie in the state or federal courts of Lubbock, Texas.

Notice of Deadline For Filing Objections

EXHIBIT A

b.	Within 10 days of the order approving the Motion becoming final and non-appealable, Positron will convey either all of the assets of the Manhattan Isotope Technologies, LLC (“MIT”), including the Strontium Portfolio, all intellectual property (patents, licenses and knowhow) related to the strontium generator recycling technology and the Rb metal technology license and the drug master file, and personal property located in the Lubbock, Texas, facility currently leased by MIT, or the membership interests of MIT to a company and/or entity designated by DX, LLC. The manner and type of such conveyance shall be at the sole discretion of Cecil O’Brate. Prior to the entry of the order approving the Structured Dismissal Agreement, Positron agrees not to sell, transfer, dispose, hypothecate or encumber any assets of MIT, and shall keep all such personal property in workable condition pending the effective date.

c.	Upon the exchange or conveyance by Positron of the assets or membership interests of MIT, the promissory note, along with all related guarantees, security interest, and rights DX,LLC acquired from Los Alamos National Bank will be fully extinguished, deemed paid in full, and discharged.

d.	Upon the execution of this agreement, DX, LLC may employ Jason and Suzanne Kitten, or a consulting firm of its choice, to conduct due diligence concerning the operations of the MIT facility located in Lubbock, Texas. Such due diligence shall include reasonable inspections of the facility upon reasonable notice during normal business hours, but shall not include taking any actions to transfer any licenses or any representations relating to a change of ownership of MIT, until the actual closing of the sale is completed. In exchange for the opportunity to conduct due diligence as described herein, DX, LLC or Cecil O’Brate shall advance to Positron sufficient funds necessary to pay all payroll expenses associated with the two current employees of MIT beginning as April 15, 2016, and shall also directly pay to Los Alamos National Laboratories sufficient funds to pay the licensing fees associated with the recycling permit granted by the Los Alamos National Laboratories. Such obligations of DX, LLC or Cecil O’Brate shall cease upon the entry of any order by the Bankruptcy Court denying approval of the Structured Dismissal Agreement, or upon a determination by the Bankruptcy Court that any party has materially breached any of the terms of this Agreement.

e.	Further, Positron promises to use its best, good faith efforts to market and sell the real property it owns located at 530 Oakmont Lane, Westmont, IL. The estimated fair market value of this real property is between $350,000 and $400,000, and upon closing of the sale the net proceeds will be distributed in the order of priority established by the Bankruptcy Code to holders of administrative claims and the allowed claims of unsecured creditors, provided, however, that the total of such administrative expenses shall not exceed 50% of the sales price.

f.	All parties will sign mutual releases that will release the parties and their representatives from any claims that the parties may have or could have against each other.

g.	The parties stipulate that Jason and Suzanne Kitten (having a claim of $52,695.14), Moress, LLC (having a claim of $10,000.00) and Posi-Med, LLC (having a claim of $20,646.12) have valid claims that are not subject to offset or any other dispute as to amount or liability. The claims shall be paid their pro-rata share of distributions paid to unsecured creditors. The parties further stipulate that all of the Petitioning Creditors, including DX, LLC, the Kittens, Moress, LLC, and Posi-Med, LLC shall agree to support the Motion to Approve Structured Dismissal Agreement and shall not have the right to opt out of the distributions to unsecured creditors as provided to other unsecured creditors in paragraph h.

Notice of Deadline For Filing Objections

h.	It is understood and agreed that any unsecured creditors who do not desire to release their claim in exchange for their pro-rata share of distributions paid to unsecured creditors may opt out of this agreement and pursue such other remedies to collect their indebtedness as may be available to them.

i.	If the Motion to Approve this Structured Settlement Agreement is denied for any reason by the Bankruptcy Court having jurisdiction over this case, or if the Bankruptcy Court determines that Positron has materially breached the terms of the Structured Dismissal Agreement, Positron will file a voluntary Chapter 11 bankruptcy petition or a motion to convert this case to a voluntary Chapter 11 case in the United States Bankruptcy Court for the Northern District of Texas, Lubbock Division within 10 days from the date of an order denying the Motion or a determination that it materially breached the agreement becoming final and nonappealable.

j.	Upon the completion of all terms included in the Agreement for Structured Dismissal, the Petitioning Creditors and Positron shall prepare and file a Joint Motion to Dismiss the Involuntary Petition. In the event any party to this Agreement believes a material default has occurred under the provisions of the Agreement, such party may petition the Court for appropriate relief.

IF YOU OBJECT TO THE JOINT MOTION, you must file a written objection with the Clerk of the United States Bankruptcy Court, 1205 Texas Avenue, 3rd Floor, Lubbock, Texas 79401, no later than Thursday, May 26, 2016, which is twenty-four days from the date of filing of the Motion. If you are an attorney, you must electronically file your objection. You must provide a copy of your objection to: David Langston, Mullin Hoard & Brown, L.L.P., P.O. Box 2585, Lubbock, Texas 79408.

NOTICE OF FINAL HEARING

A final hearing on approval of the Joint Motion will take place on Wednesday, June 22, 2016 at 1:30 p.m before the Honorable Robert L Jones, in his courtroom located at the United States Bankruptcy Court, 1205 Texas Avenue, 3rd Floor, Lubbock, Texas.

Respectfully Submitted,

MULLIN HOARD & BROWN, L.L.P.
P.O. Box 2585
Lubbock, Texas 79408
Telephone: 806/765-7491
Facsimile: 806/765-0553

By:	/s/ David R. Langston
David R. Langston, SBN: 11923800
Brad W. Odell, SBN: 24065839
Attorneys for Positron Corporation

NOTE: Inquiries regarding this notice should be directed to Mullin Hoard & Brown, L.L.P. at (806) 765-7491.

Notice of Deadline For Filing Objections